Exhibit 99.1
FOR IMMEDIATE RELEASE:
Thursday, April 15, 2010
COMMERCE BANCSHARES, INC. ANNOUNCES FIRST QUARTER
EARNINGS PER SHARE OF $.53
     Commerce Bancshares, Inc. announced earnings of $.53 per share for the three months ended March 31, 2010 compared to $.38 per share in the first quarter of 2009, or an increase of 39.5%. Net income for the first quarter amounted to $44.2 million compared to $30.8 million in the same quarter last year. For the quarter, the return on average assets totaled 1.00%, the return on average equity was 9.3% and the efficiency ratio was 60.5%.
     In making this announcement, David W. Kemper, Chairman and CEO, said, “The growth in net income for the first quarter of 2010 over the same period last year was mainly the result of continued growth in our core revenues coupled with a decline in our provision for loan losses and solid expense control. Although loan demand remains challenging, we grew our net interest income by $12.7 million, or 8.5%, in the first quarter of 2010 compared to last year, with our net interest margin increasing to 4.03% from 3.83% last year. Non-interest income increased over the same period last year resulting from higher bankcard fees, which grew by 19.6% reflecting strong growth in corporate, debit and merchant fee income. However, deposit, loan and corporate sweep fee income were lower than in the prior year. Loan balances continued to decline this quarter as credit demand remains weak from both consumers and corporate borrowers, while deposits also declined mainly due to seasonal changes in corporate demand balances.”
     Further, Mr. Kemper noted, “During the quarter, net loan charge-offs totaled $31.3 million, a decrease of $5.7 million from the previous quarter, while total non-performing assets declined $6.6 million from the previous quarter to $110.1 million. We increased the allowance for loan losses by $3.1 million this quarter to $197.5 million, representing 1.8 times non-performing assets. In addition, the provision for loan losses declined $6.7 million compared to the previous quarter. Our ratio of tangible common equity to assets also increased to 10.0% compared to 9.7% in the prior quarter, while our loans to deposits ratio totaled 75.0%. These measures reflect strong capital and liquidity positions.”
     Total assets at March 31, 2010 were $18.0 billion, total loans were $10.4 billion, and total deposits were $14.0 billion.
(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in over 370 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.
Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	12/31/09	3/31/10	3/31/09
Non-Accrual Loans	$106,613	$95,749	$110,019

Foreclosed Real Estate	$10,057	$14,334	$8,666

Total Non-Performing Assets	$116,670	$110,083	$118,685

Non-Performing Assets to Loans	1.15%	1.12%	1.08%

Non-Performing Assets to Total Assets	.64%	.61%	.66%

Loans 90 Days & Over Past Due – Still Accruing	$42,632	$42,583	$51,411

     This financial news release, including management’s discussion of first quarter results, is posted to the Company’s web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
	December 31	March 31	March 31
(Unaudited)	2009	2010	2009
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$164,503	$162,710	$150,015
Taxable equivalent net interest income	169,530	167,534	153,942
Non-interest income	103,457	93,252	92,431
Investment securities losses, net	(1,325)	(3,665)	(2,172)
Provision for loan losses	41,002	34,322	43,168
Non-interest expense	154,677	155,787	152,886
Net income	49,622	44,170	30,836
Cash dividends	18,984	19,600	18,259
Net total loan charge-offs	36,988	31,264	34,919
Business charge-offs	1,991	267	3,842
Real estate — construction and land charge-offs	10,030	10,966	9,226
Real estate — business charge-offs	2,186	431	776
Consumer credit card charge-offs	12,721	13,065	10,763
Consumer charge-offs	7,870	5,524	9,333
Home equity charge-offs	561	580	300
Student charge-offs	2	3	—
Real estate — personal charge-offs	1,230	201	545
Overdraft charge-offs	397	227	134
Per common share:
Net income — basic	$0.60	$0.53	$0.38
Net income — diluted	$0.60	$0.53	$0.38
Cash dividends	$0.229	$0.235	$0.229
Diluted wtd. average shares o/s	83,040	83,326	79,807

RATIOS
Average loans to deposits (1)	73.61%	74.98%	87.23%
Return on total average assets	1.09%	1.00%	0.73%
Return on total average equity	10.48%	9.32%	7.82%
Non-interest income to revenue (2)	38.61%	36.43%	38.12%
Efficiency ratio (3)	57.42%	60.49%	62.58%

AT PERIOD END
Book value per share based on total equity	$22.72	$23.13	$20.18
Market value per share	$38.72	$41.14	$34.57
Allowance for loan losses as a percentage of loans	1.92%	2.01%	1.65%
Tier I leverage ratio	9.58%	9.81%	8.93%
Tangible equity to assets ratio (4)	9.71%	9.99%	8.24%
Common shares outstanding	83,008,319	83,313,676	79,792,571
Shareholders of record	4,444	4,411	4,595
Number of bank/ATM locations	374	373	370
Full-time equivalent employees	5,125	5,094	5,222

OTHER QTD INFORMATION
High market value per share	$40.38	$41.86	$42.30
Low market value per share	$34.19	$37.55	$26.48

(1)	Includes loans held for sale.

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)	The tangible equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
(Unaudited)	December 31	March 31	March 31
(In thousands, except per share data)	2009	2010	2009
Interest income	$194,999	$188,069	$193,874
Interest expense	30,496	25,359	43,859

Net interest income	164,503	162,710	150,015
Provision for loan losses	41,002	34,322	43,168

Net interest income after
provision for loan losses	123,501	128,388	106,847

NON-INTEREST INCOME
Deposit account charges and other fees	26,085	23,981	25,592
Bank card transaction fees	33,572	32,490	27,168
Trust fees	19,345	19,318	18,873
Bond trading income	4,903	5,004	5,804
Consumer brokerage services	2,413	2,117	2,900
Loan fees and sales	7,728	1,839	2,961
Other	9,411	8,503	9,133

Total non-interest income	103,457	93,252	92,431

INVESTMENT SECURITIES GAINS (LOSSES), NET
Impairment (losses) reversals on debt securities	2,639	1,295	(21,885)
Less noncredit-related losses (reversals) on securities not expected to be sold	(2,301)	(2,752)	21,332

Net impairment (losses) reversals	338	(1,457)	(553)
Realized gains (losses) on sales and fair value adjustments	(1,663)	(2,208)	(1,619)

Investment securities gains (losses), net	(1,325)	(3,665)	(2,172)

NON-INTEREST EXPENSE
Salaries and employee benefits	85,480	87,438	86,753
Net occupancy	11,273	12,098	11,812
Equipment	6,589	5,901	6,322
Supplies and communication	7,162	7,338	8,684
Data processing and software	16,935	16,606	14,347
Marketing	4,132	4,718	4,347
Deposit insurance	5,465	4,750	4,106
Other	17,641	16,938	16,515

Total non-interest expense	154,677	155,787	152,886

Income before income taxes	70,956	62,188	44,220
Less income taxes	21,493	18,377	13,592

Net income before non-controlling interest	49,463	43,811	30,628
Less non-controlling interest expense (income)	(159)	(359)	(208)

Net income	$49,622	$44,170	$30,836

Net income per common share — basic	$0.60	$0.53	$0.38

Net income per common share — diluted	$0.60	$0.53	$0.38

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31	March 31	March 31
(In thousands)	2009	2010	2009

ASSETS
Loans	$10,145,324	$9,834,540	$10,940,869
Allowance for loan losses	(194,480)	(197,538)	(180,868)

Net loans	9,950,844	9,637,002	10,760,001

Loans held for sale	345,003	541,104	502,440
Investment securities:
Available for sale	6,340,975	6,256,242	4,550,908
Trading	10,335	26,888	15,808
Non-marketable	122,078	122,508	140,077

Total investment securities	6,473,388	6,405,638	4,706,793

Federal funds sold and securities purchased under agreements to resell	22,590	500	43,050
Interest earning deposits with banks	24,118	7,818	592,162
Cash and due from banks	417,126	345,078	374,748
Land, buildings and equipment — net	402,633	396,296	407,064
Goodwill	125,585	125,585	125,585
Other intangible assets — net	14,333	13,419	16,339
Other assets	344,569	563,757	419,275

Total assets	$18,120,189	$18,036,197	$17,947,457

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,793,816	$1,583,090	$1,507,168
Savings, interest checking and money market	9,202,916	9,496,969	8,128,465
Time open and C.D.’s of less than $100,000	1,801,332	1,733,534	2,119,252
Time open and C.D.’s of $100,000 and over	1,412,387	1,191,166	2,202,726

Total deposits	14,210,451	14,004,759	13,957,611
Federal funds purchased and securities sold under agreements to repurchase	1,103,191	998,773	1,001,552
Other borrowings	736,062	731,507	847,275
Other liabilities	184,580	373,723	530,978

Total liabilities	16,234,284	16,108,762	16,337,416

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	415,637	417,315	380,550
Capital surplus	854,490	859,849	623,236
Retained earnings	568,532	593,102	645,736
Treasury stock	(838)	(2,052)	(990)
Accumulated other comprehensive income (loss)	46,407	58,088	(40,920)

Total stockholders’ equity	1,884,228	1,926,302	1,607,612
Non-controlling interest	1,677	1,133	2,429

Total equity	1,885,905	1,927,435	1,610,041

Total liabilities and equity	$18,120,189	$18,036,197	$17,947,457

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

	For the Three Months Ended
	December 31, 2009		March 31, 2010		March 31, 2009
		Avg. Rates		Avg. Rates		Avg. Rates
(Unaudited)	Average	Earned/	Average	Earned/	Average	Earned/
(Dollars in thousands)	Balance	Paid	Balance	Paid	Balance	Paid
ASSETS:
Loans:
Business (A)	$2,866,187	3.77%	$2,830,429	3.83%	$3,340,514	3.61%
Real estate — construction and land	695,077	3.93	633,726	4.01	816,433	3.34
Real estate — business	2,112,793	4.98	2,088,111	5.00	2,140,638	5.10
Real estate — personal	1,546,822	5.32	1,526,254	5.35	1,620,844	5.72
Consumer	1,358,380	7.03	1,306,507	6.94	1,579,456	6.92
Home equity	488,314	4.33	488,492	4.31	504,820	4.31
Student	334,804	2.28	328,725	2.28	353,650	3.69
Consumer credit card	748,918	11.80	762,925	12.58	734,510	11.90
Overdrafts	10,802	—	7,601	—	8,388	—

Total loans (B)	10,162,097	5.27	9,972,770	5.37	11,099,253	5.24

Loans held for sale	322,125	1.70	483,763	1.60	463,477	3.00
Investment securities:
U.S. government and federal agency	517,951	3.02	606,148	2.16	133,905	3.61
State and municipal obligations (A)	930,881	4.80	898,495	5.04	747,219	5.13
Mortgage and asset-backed securities	4,478,166	3.86	4,456,990	3.69	2,826,302	5.20
Other marketable securities (A)	188,467	5.45	181,123	4.67	142,166	5.84

Total available for sale securities (B)	6,115,465	3.98	6,142,756	3.77	3,849,592	5.15
Trading securities (A)	13,746	2.66	13,787	2.91	16,564	3.01
Non-marketable securities (A)	133,682	6.02	123,435	5.91	141,244	4.09

Total investment securities	6,262,893	4.02	6,279,978	3.81	4,007,400	5.11

Federal funds sold and securities purchased under agreements to resell	9,383	0.85	7,224	0.84	109,889	0.42
Interest earning deposits with banks	290,233	0.25	108,137	0.24	600,608	0.30

Total interest earning assets	17,046,731	4.66	16,851,872	4.64	16,280,627	4.93

Non-interest earning assets (B)	1,045,890		1,110,052		911,422

Total assets	$18,092,621		$17,961,924		$17,192,049

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$442,036	0.14	$461,244	0.10	$417,474	0.15
Interest checking and money market	9,180,802	0.33	9,447,420	0.30	7,881,388	0.41
Time open & C.D.’s of less than $100,000	1,895,538	1.93	1,766,189	1.56	2,092,092	2.86
Time open & C.D.’s of $100,000 and over	1,558,664	1.46	1,323,701	1.20	2,093,235	2.19

Total interest bearing deposits	13,077,040	0.69	12,998,554	0.56	12,484,189	1.11

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	979,738	0.33	1,165,618	0.29	994,807	0.50
Other borrowings (C)	773,130	3.62	734,921	3.70	1,207,688	2.86

Total borrowings	1,752,868	1.78	1,900,539	1.61	2,202,495	1.80

Total interest bearing liabilities	14,829,908	0.82%	14,899,093	0.69%	14,686,684	1.21%

Non-interest bearing demand deposits	1,166,687		946,450		771,592
Other liabilities	217,306		193,998		134,965
Equity	1,878,720		1,922,383		1,598,808

Total liabilities and equity	$18,092,621		$17,961,924		$17,192,049

Net interest income (T/E)	$169,530		$167,534		$153,942

Net yield on interest earning assets		3.95%		4.03%		3.83%

(A)	Stated on a tax equivalent basis using a federal income tax rate of 35%.

(B)	The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.

(C)	Interest expense capitalized on construction projects is not deducted from interest expense in the calculation of the rate shown above.

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2010
For the quarter ended March 31, 2010, net income amounted to $44.2 million, an increase of $13.3 million over the same quarter last year, but a decline of $5.5 million compared to the previous quarter. For the current quarter, the return on average assets was 1.00%, the return on average equity was 9.3%, and the efficiency ratio was 60.5%. Compared to the same quarter last year, net interest income (tax equivalent) increased by $13.6 million to $167.5 million, while non-interest income increased by $821 thousand to $93.3 million. Non-interest expense for the quarter totaled $155.8 million, an increase of $2.9 million, or 1.9%, over the same period last year. The provision for loan losses totaled $34.3 million, representing a decline of $8.8 million from the amount recorded in the same quarter last year.
Balance Sheet Review
During the 1st quarter of 2010, average loans, excluding loans held for sale, decreased $189.3 million, or 1.9%, compared to the previous quarter. Also, these same loans decreased $1.1 billion, or 10.1%, this quarter compared to the same period last year. The decrease in average loans compared to the previous quarter was mainly the result of lower loan balances in virtually all categories except consumer credit card loans, as loan demand remained weak and commercial line of credit usage remained low. Consumer credit card loans grew $14.0 million this quarter compared to the previous quarter, mainly due to higher usage during the holiday season which carried forward into the 1st quarter of 2010.
During the 1st quarter of 2010, average business, construction and business real estate loans declined $35.8 million, $61.4 million and $24.7 million, respectively, while average personal real estate loans declined $20.6 million. Average consumer loans, consisting mainly of automobile and marine and RV loans, declined $51.9 million, as loan pay-downs continued to exceed new loan originations since the Company has ceased most marine and RV loan originations. The average balance of loans held for sale (comprised mostly of student loans) increased $161.6 million this quarter, as the Company typically originates new student loans in this time period under the Department of Education’s current loan program. It is expected that these newly originated loans will be sold later this year, as occurred last year under this program.
Total available for sale investment securities (excluding fair value adjustments) averaged $6.1 billion this quarter, up $27.3 million compared to the previous quarter. Declines in municipal securities and mortgage and asset-backed securities were offset by growth in U.S. government and agency securities, which grew by $88.2 million this quarter. At March 31, 2010 the duration of the investment portfolio was 3.4 years, and maturities of approximately $1.5 billion are expected to occur during the next 12 months.
Total average deposits declined $298.7 million, or 2.1%, during the 1st quarter of 2010 compared to the previous quarter, but increased $689.2 million, or 5.2%, compared to the 1st quarter of 2009. Compared to the previous quarter, the decrease in average deposits resulted mainly from a decline in business demand deposits (down $226.3 million), primarily due to seasonal changes in the balances of several larger corporate deposit customers. Also, interest bearing deposits declined $78.5 million as a result of continued declines in certificates of deposit (CD) balances (down $364.3 million) but were offset by growth in money market and savings accounts, which increased by $260.5 million and $19.2 million, respectively. Part of the reduction in CD totals related to certain jumbo short-term corporate CD’s, which declined $137.6 million this quarter as the Company continued to reduce its reliance on higher cost short-term funding sources. The average loans to deposits ratio in the current quarter was 75.0%, compared to 73.6% in the previous quarter.
During the current quarter, the Company’s average borrowings increased $147.7 million compared to the previous quarter. This increase was the result of $185.9 million in higher average federal funds purchased and repurchase agreement balances.
Net Interest Income
Net interest income (tax equivalent) in the 1st quarter of 2010 amounted to $167.5 million, a decrease of $2.0 million compared with the previous quarter, but an increase of $13.6 million compared to the 1st quarter of last year. During the 1st quarter of 2010, the net yield on earning assets (tax equivalent) was 4.03%, compared with 3.95% in the previous quarter and 3.83% in the same period last year.
The decrease of $2.0 million in net interest income (tax equivalent) in the 1st quarter of 2010 from the previous quarter was primarily due to a decline in interest income from loans and investments offset by lower rates paid on deposit accounts, mainly CD’s. The decrease in interest earned on loans this quarter was mainly due to lower average balances on most loan products coupled with small changes in rates earned. Interest on consumer credit cards, however, increased $1.4 million due to higher average balances and higher rates. Interest income on investment securities decreased $4.5 million (tax equivalent) as rates earned on investment securities declined 21 basis points to an average yield of 3.81%, while the average balance was somewhat higher this quarter. At March 31, 2010, the Company held Treasury inflation-protected securities with a book value of $425.2 million. During the current quarter, inflation-adjusted income earned on these bonds amounted to $982 thousand compared to $1.4 million earned in the previous quarter.
Interest expense on deposits declined $4.8 million in the 1st quarter of 2010 compared with the previous quarter as a result of lower rates paid on virtually all deposit products, coupled with lower average CD balances which carry higher interest rates. Interest expense on borrowings decreased $335 thousand, due mainly to lower average balances and lower rates paid on FHLB advances.
The tax equivalent yield on interest earning assets in the 1st quarter of 2010 decreased 2 basis points from the previous quarter to 4.64%, while the overall cost of interest bearing liabilities decreased 13 basis points to .69%.
Non-Interest Income
For the 1st quarter of 2010, total non-interest income amounted to $93.3 million, an increase of $821 thousand compared to $92.4 million in the same period last year. Also, current quarter non-interest income decreased $10.2 million compared to $103.5 million recorded in the previous quarter.

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2010
Bank card fees for the current quarter increased 19.6% over the 1st quarter of last year due to continued growth in transaction fees earned on corporate card (growth of 48.1%), merchant (growth of 11.9%) and debit card (growth of 12.0%) transactions. The growth in corporate card fees was the result of both new customer transactions and increased volumes from existing customers. Trust fees for the quarter were up 2.4% compared to the same period last year, and reflected the effects of fees from new personal trust business, which were partly offset by the effects of low interest rates on money market investments held in trust accounts. Deposit account fees decreased 6.3% from the same period last year, as overdraft fees were down 10.1%. Corporate cash management fees, which comprised 35% of total deposit account fees, were essentially flat with the previous year. Bond trading income for the current quarter totaled $5.0 million, or a decrease of 13.8% from the same period last year. Loan fees and sales totaled $1.8 million this quarter, down $1.1 million mostly due to a $939 thousand decline in gains on student loan sales.
Investment Securities Gains and Losses
Net securities losses amounted to $3.7 million in the 1st quarter of 2010, compared to net losses of $1.3 million in the previous quarter and net losses of $2.2 million in the same quarter last year. During the current quarter, the Company recorded additional credit-related impairment losses of $1.5 million on certain non-agency guaranteed mortgage-backed securities identified as other than temporarily impaired, compared to $553 thousand in the 1st quarter of 2009. At March 31, 2010, the par value of non-agency guaranteed mortgage-backed securities identified as other than temporarily impaired totaled $187.6 million, compared to $171.6 million at December 31, 2009.
The current quarter also included pre-tax losses of $2.6 million which related to fair value adjustments on certain private equity investments of the Company. Minority interest related to these losses totaled $425 thousand and is included in non-controlling interest income in the income statement.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $155.8 million, an increase of $1.1 million, or .7%, over the previous quarter and an increase of $2.9 million, or 1.9%, compared to the same period last year. The increase over last year was related to higher costs for data processing and software, which were partly offset by lower costs for postage, courier, telecommunication and supplies costs. Compared to the 1st quarter of last year, salaries and benefits expense were well controlled, increasing only $685 thousand, or .8%. Full-time equivalent employees totaled 5,094 and 5,222 at March 31, 2010 and 2009, respectively.
Compared with the 1st quarter of last year, supplies and communication costs declined 15.5% and equipment costs were down 6.7%. Marketing costs increased 8.5% over the same period last year, while data processing and software costs increased 15.7% as a result of higher costs for bankcard processing fees (related to higher bankcard revenues) and several new software and servicing systems put in place over the last 12 months. FDIC insurance expense totaled $4.8 million, an increase of $644 thousand over amounts recorded in the same quarter last year.
Income Taxes
The effective tax rate for the Company was 29.4% for the current quarter, compared with 30.2% in the previous quarter and 30.6% in the 1st quarter of 2009.
Credit Quality
Net loan charge-offs for the 1st quarter of 2010 amounted to $31.3 million, compared with $37.0 million in the prior quarter and $34.9 million in the 1st quarter of last year. The $5.7 million decrease in net loan charge-offs in the 1st quarter of 2010 compared to the previous quarter was mainly the result of lower loan losses on consumer banking, business and business real estate loans of $2.3 million, $1.7 million and $1.8 million, respectively. Consumer credit card losses were only slightly higher than in the previous quarter. Net loan charge-offs on construction loans totaled $11.0 million this quarter and were mostly comprised of write-downs on two loans for which principal and interest payments were current, but recent appraisals reflected lower collateral values. The ratio of annualized net loan charge-offs to total average loans was 1.27% in the current quarter compared to 1.44% in the previous quarter.
For the 1st quarter of 2010, annualized net charge-offs on average consumer credit card loans amounted to 6.95%, compared with 6.74% in the previous quarter and 5.94% in the same period last year. Consumer loan net charge-offs for the quarter amounted to 1.71% of average consumer loans, compared to 2.30% in the previous quarter and 2.40% in the same quarter last year. The provision for loan losses for the current quarter totaled $34.3 million, and was $6.7 million lower than the previous quarter. However, the Company increased the allowance for loan losses by $3.1 million this quarter to $197.5 million, or 2.01% of total loans, excluding loans held for sale. At March 31, 2010, the allowance for loan losses was 206% of total non-accrual loans.
At March 31, 2010, total non-performing assets amounted to $110.1 million, a decrease of $6.6 million from the previous quarter, and represented 1.12% of loans outstanding. Non-performing assets are comprised of non-accrual loans ($95.7 million) and foreclosed real estate ($14.3 million). At March 31, 2010, the balance of non-accrual loans included construction and land loans of $53.6 million, business real estate loans of $19.7 million and business loans of $14.7 million. Loans past due more than 90 days and still accruing interest totaled $42.6 million at March 31, 2010, but included $14.8 million in federally guaranteed student loans that the Company intends to hold to maturity.
Other
The Company’s purchases of treasury stock during the current quarter were not significant and related mainly to employee stock option activity.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.